Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3/A No. 333-212489) of Global Brokerage, Inc.;

(2) Registration Statement (Form S-3 No. 333-184294) of Global Brokerage, Inc.;
(3) Registration Statement (Form S-3/A No. 333-178455) of Global Brokerage, Inc.;
(4) Registration Statement (Form S-8 No. 333-170905) pertaining to the Long Term Incentive Plan of Global Brokerage, Inc., and
of our reports dated March 17, 2017, with respect to the consolidated financial statements of Global Brokerage, Inc. and the effectiveness of internal control over financial reporting of Global Brokerage, Inc. included in this Annual Report (Form 10-K) of Global Brokerage, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

New York, New York
March 17, 2017